CPS TECHNOLOGIES CORP.

Moderator: Ralph Norwood

November 5, 2013

4:30 p.m. ET

Operator:	Good afternoon. My name is Toni and I will be your conference operator today. At this time, I would like to welcome everyone to the CPS Technologies Third Quarter conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

I would like to introduce Mr. Ralph Norwood, chief financial officer, and Grant Bennett, chief executive officer. Mr. Norwood, you may begin your conference, sir.

Ralph Norwood: Thank you, Operator. Good afternoon. Before we begin the business portion of the call, I would like to point out to all of you that statements in this conference call that are not strictly historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be considered as subject to the many uncertainties that exist in CPS's operations and environment.

These uncertainties include economic conditions, market demands, and competitive factors. Such factors could cause actual results to differ materially from those in any forward-looking statement.

Now to our results for the third quarter. Our revenues for the quarter totaled $6 million, more than double the $2.7 million earned in the third quarter of (2002). Although the nature of our business can be volatile from quarter to quarter, this was the fourth consecutive quarter of sequential revenue growth and represents the second highest total in the company's history.

Largely as a result of the significant increase in volume, gross margin increased to 29 percent of revenue in the quarter, which is also a record level. This compares with a 9 percent gross margin loss in the third quarter last year.

This turnaround reflects the significant influence volume has on the profits of the company.

Selling, general, and administrative expenses in the quarter were up 65 percent compared with the same quarter last year, due in large part to three factors – an increase in sales commissions associated with increase in sales; an accrual for employee bonuses; and higher legal costs associated with the overseas patent issue cited previously.

As a direct result of the increase in volume, the company was able to generate a $659,000 operating profit for the quarter. This represents a positive swing of over $1.5 million from a year ago when the company's operating lost in the third quarter of 2012 totaled $877,000.

One final point – taxes. Our tax provision represented 31 percent of earnings for both the quarter and year-to-date. More importantly, as a result of losses we have incurred, and certain tax credits, the company will be able to use net operating losses and tax credits carried forward to avoid future taxes.

Assuming a corporate tax rate of 35 percent, over $7 million of pre-tax earnings will be shielded from taxes. And we have 20 years, if necessary, to realize this benefit.

Turning now to the balance sheet, the Days' sales outstanding, or DSOs, totaled 64 days, which is flat compared with the DSOs at the end of 2012 and in line with historical ratios.

Inventories were also flat versus last quarter, at $2 million, and represent a 40 percent reduction in level of inventories from a year ago. As a result,

inventory turnover for the last four quarters was 6.7 times, well above the 4.4 turns recorded during 2012.

Capital expenditures totaled $240,000 in the quarter, about $100,000 greater than depreciation.

Finally, on the balance sheet, we have $2.6 million of the deferred tax asset. And as cited earlier, we expect this asset will essentially shield us from paying taxes on the next $7 million of income.

Turning to the liability side, payables and accruals in total were up versus both last year's second quarter and year-end 2012. This increase was due primarily to an increase in the company's 401(k) match, as well as a larger accrual for employee bonuses, and does not reflect a change in our payment terms or pattern of payments.

Finally, the company generated cash for the third successive quarter. And at the end of September, we had $600,000 in the till. The company was also free of bank debt at the end of the quarter, other than outstanding leases, and had an unused committed line of credit of $2 million.

At the end of September, the company's current ratio was 2.4 times, and it's debt-to-equity ratio totaled.3, both healthy numbers. At this point, I would like to turn the call over to Grant, who will offer his comments on our results for the quarter and add some perspective on our longer-term opportunities.

Grant Bennett: Thank you, Ralph. And thanks to each one of you for joining us.

Let me structure my comments using the same framework I did last quarter, namely commenting first on the markets in which we participate today, and secondly, commenting on the new markets into which we are diversifying.

In the third quarter, we saw growth in all four of our current markets – the traction, or train market; the hybrid and electric vehicle market; the market for heat spreaders for high-performance microprocessors, and the market for hermetic packages.

Our focus in these markets is to expand our market share and to sell into new geographies. For example, in the third quarter, we commissioned a market survey of opportunities for our products in Israel. We are currently in the process of evaluating potential sales representatives there.

Let me comment briefly on each of these four markets. Our largest market is the traction market. The growth in the traction market in the third quarter was most pronounced in Europe, where we believe demand has largely recovered from the effects of the Euro crisis.

A meaningful portion of our sales into the traction market in Europe eventually find their way into the Chinese rail system. The Chinese rail system has grown at an average of 28 percent per year for the last several years. A recent article commented that it now carries twice as many passengers each month as the domestic Chinese airline industry. And just to put things in perspective, it will carry more passengers next year than the 54 million people a month who board domestic flights in the U.S.

The very same modules that are sold into the traction industry are also used in electricity generating wind turbines. Although this market is volatile, depending to a certain extent on the nature of subsidies, nonetheless, wind turbines are expected to double over the next five years to a worldwide capacity in excess of 500 gigawatts.

Concerning the hybrid and electric vehicle market, demand also increased to a record high for us in this past quarter. This market is very dynamic, with announcements of new vehicles coming frequently. We are calling on first-tier automotive suppliers and automotive OEMs around the world, selling marketing and seeking opportunities for our base plates.

Just some of the announcements which provide tangible support for the growth hypotheses in this area include the BMW i3 will go on sale in Germany next month and in the U.S. in the first half of next year. In the third quarter, BWM announced that they will produce a hybrid version in every major car line that they sell.

The Tesla stock price continues to grow. It's added another 10 percent since our August conference call. Certainly the market expects increased penetration of their vehicles around the world.

VW, Audi, and Mercedes have all announced new plug-in hybrids that will debut next year. And much more locally, eight states, including Massachusetts, California, and New York, announced a joint effort last month to adopt measures, including more charging stations, to promote the ownership of electric cars.

Concerning the market for heat spreaders for high-performance microprocessors, we achieved some design winds in the third quarter at a new customer in Taiwan. Of course there is a great deal of integrated circuit production in Taiwan.

Although the contract IC Assembly houses are not as concentrated in Taiwan as are the IC fabs, nonetheless, there are opportunities there and we're starting to realize them.

In the hermetic package area, we remain very optimistic and excited about the benefits our AlSiC hermetic package provides. It provides a significantly lighter weight and is usually lower cost than competing packages made out of traditional materials, such as copper tungsten or copper molybdenum. In the third quarter, we achieved new design wins for our AlSiC hermetic package.

Turning to new markets, let me comment about armor and about our activities in the oil and gas area. In the midst of tremendous uncertainty, there has nonetheless been a slight improvement in the clarity of government funding opportunities for us now that the new fiscal year is here. Some of the departments within the Department of Defense now have some clarity on what their budgets will be for fiscal year 2014.

While our major ARL contract is winding down, other departments within the DOD are providing some funding, albeit at a lower level, and are working with us as we move from the development phase towards actual application. Most importantly, our armor configurations are being evaluated and tested by several major OEMs and are under consideration for future vehicle programs.

While military spending may be declining, the need for lightweight vehicle armor has not changed. For example, although the Army has cancelled some vehicle systems and some tank systems, it recently announced an initiative to procure light tanks that will need to fit into a C-130 cargo plane and be capable of being parachuted. The Army is focusing on modifying existing tank platforms, rather than developing a whole new platform, but the armor on whatever platform they decide to modify will be new.

Regarding our oil and gas activities, in the last conference call I believe we indicated that our product used in hydraulic fracturing, fracking, was in the qualification phase. Our product has performed very well through that phase. And we have now started some initial production quantities.

We are working with a partner and we are limited in what we can say today, but we do want to signal that we continue to be very bullish on this opportunity and believe that it will become significant.

Finally, let me mention that we are paying more attention to investor relations. We have signed up and look forward to presenting the story of CPS at Sidoti's Micro-Cap Investor Conference in New York City in January.

Let me stop there and open the call for questions.

Operator:	As a reminder, I would like – as a reminder, in order to ask a question, press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

And your first question comes from the line of Walter Scheneker.

Walter Scheneker: Close. I'll take it. Gentlemen, just a little further color on oil service carrier. For a typical, whatever typical means, application, if someone is fracking oil, and used your spheres in that drilling activity, are we talking about $1,000 a well or $100,000 a well, or somewhere in between? Are the spheres reusable and recoverable, or they stay down the well?

Grant Bennett: There are some elements of that question I can't answer. But let me use your range and say the products we are making would, in a typical well be within the range of what you describe, certainly north of $1,000 and probably south of $100,000.

Walter Scheneker: Can I try another range, then? We'll keep playing hot or hotter.

Grant Bennett: We've signed a non-disclosure agreement so I am limited in what I can say. We look forward in the future to be able to say more about this, but I think I'll limit my comments to that level at the moment.

Walter Scheneker: Well, then the second part of the question, these are reusable and recovered, or you make another sale for each well whatever amount between $1,000 and $100,000 you're making?

Grant Bennett: They are not reusable.

Walter Scheneker: OK. So it's a razor blade type business.

Grant Bennett: Yes.

Walter Scheneker: Consumable.

Grant Bennett: Once in a well they cannot be used anywhere else.

Walter Scheneker: OK. That was my question. Thank you.

Grant Bennett: Thank you.

Operator:	Again, if you would like to ask a question, please press star then the number one on your telephone keypad. And your next question comes from the line of Dan Capozzo.

Dan Capozzo: Hey, good afternoon, guys. Nice quarter.

Grant Bennett: Hi, Dan.

Dan Capozzo: Could you provide any additional information on the heat spreader win? I know that was a big area for you in the past. And anything you could provide there would be helpful.

Grant Bennett: Sure. In the United States most of the semiconductor companies are so-called fabless semiconductor companies. They don't own their own production capability. They design the integrated circuit and then they source the fabrication of the actual chip, often to companies in Taiwan, such as Taiwan Semiconductor Manufacturing. They also outsource the assembly of that chip into a housing or a package, and so there is a correspondingly large contract manufacturing industry out there. It tends to be less well known than the IC manufacturers.

This is a design win for a chip that's being assembled at a contractor manufacturer that we have not been doing business with before. Our experience is that once we're there and they understand our product they will begin to recommend our product to some of their other customers. And so we view a win at a new contractor manufacturer as important.

Dan Capozzo: That's helpful. How about the end application? Are these for like high-performance servers? Or do you know where these chips would find a home?

Grant Bennett: I actually don't know where this one is going to find its home.

Dan Capozzo: OK.

Grant Bennett: We refer to this market as primarily the microprocessor market, although I do know that this is an application-specific integrated circuit, or an ASIC.

Dan Capozzo: OK, that's helpful. And you mentioned in the press release about Japan. Any additional information there or update in terms of how I guess the litigation is going or any traction you may have made there?

Grant Bennett: Yes. Well over a year ago, a Japanese competitor claimed that a product we would like to sell in Japan infringed their patent. We concluded it did not infringe. But after counseling with excellent legal counsel, we decided the best path to resolve the issue was to seek to invalidate the competitor's patent.

So last December, we filed to begin proceedings for an invalidation trial. The trial occurred in August and the Japanese Patent Office ruled completely in our favor. Their preliminary ruling invalidated every claim in the competitor's patent. There is several months for both parties to comment on the preliminary ruling, and then the Japanese Patent Office will issue a final ruling.

We are quite confident that the final ruling will be very similar if not identical to their preliminary ruling. So we believe this issue, by the early part of next year, will be behind us. In the meantime, our potential Japanese customers have continued to buy pre-production samples and prototypes and to proceed with qualifying our product.

Dan Capozzo: Well, that's excellent news. Do you think the final ruling will be a significant catalyst? Is that what you think these customers are waiting for? Or is it…

Grant Bennett: It definitely will be a red light, green light. Our competitor threatened legal action against certain customers as well, and the customers are conservative. But when the issue is fully resolved, it will indeed be an important turning point for us. As we enter a new market, of course, it's typical to begin with a fairly modest share at any particular customer. But the market opportunities for us are quite significant there.

Operator:	And your next question comes from the line of Michael Hyde.

Michael Hyde: Hi, Grant, Ralph. How are you doing?

Grant Bennett: Fine, Mike. How are you?

Michael Hyde: Good, good. I guess my questions are all from the standpoint of how high is the sky and how far can the cow jump over the moon. Can you – first, can you give any kind of guidance, sequential, on Q4 because you're in the middle of Q4 already?

Grant Bennett: Sure. And thank you for that question because we wanted to comment specifically on this. We do, as you know, shy away of providing specific forecasts, as we don't think that's real helpful because there is quarter-to-quarter volatility.

But having said that, coming off of a very, very good quarter, we expect the usual reduction in demand at a fourth quarter simply due to the holidays. And due to this factor, we will see a sequential decline in sales volume.

However, we quickly want to say that the forecast from our major customers that account for the bulk of our business clearly indicate that the underlying business will remain strong for the foreseeable future and that a decline in the fourth quarter is literally simply a decline associated with the holidays. We all know the Europeans tend to take a few more holidays than Americans. And some of our European customers shut down for two weeks around the end of the year. And that affects the demand.

Michael Hyde: Now in the past you have had year-end extra revs, but that was coming more from areas like flip chip and microprocessor. So I take it you're talking about traction and hybrid in Europe?

Grant Bennett: That's correct. Yes, your memory is correct. We expect a reduction in demand in the fourth quarter, but simply due to the holidays, and the next year looks very good.

Michael Hyde: And then just two more potential sales-related questions. I mean, obviously Japan potentially is a huge AlSic market in electronics. If you were just dreaming, in three to five years, couldn't your annual sales in Japan be greater than in electronics anything you've done or are doing now?

Grant Bennett: Yes. It's true. In Japan, the structure of the power electronics industry is slightly different than in the U.S. and in Europe.

In Japan, the module manufacturers tend to be more broadly diversified. In other words, the same companies who are making modules for traction are the major suppliers into the Japanese auto companies for hybrid vehicle applications.

And so, as we are working with the big name Japanese players, we'll be working not just in traction but in hybrid vehicles as well.

Michael Hyde: I hadn't realized that. I had thought it would all be potentially in hybrid. But both hybrid and traction?

Grant Bennett: Yes.

Michael Hyde: OK, and then my last question, what about the future uncertainty as to budget and military spending and which vehicles would use your lightweight armor. But again, three to five years down the road, couldn't orders in that area, however long they're pushed out, be, again, larger than the current company's current annual revenue?

Grant Bennett: Without question. Very difficult to predict but without question a single vehicle program would run for many years at a rate that could easily be equal to or greater than our current revenue.

Michael Hyde: Well, thanks.

Grant Bennett: Thank you.

Operator:	Your next question comes from the line of Morton Howard.

Morton Howard: Hi. My question is with all this growth will you need to have an underwriter or somebody to create more capacity?

Grant Bennett: Ralph will take that one, if you would.

Ralph Norwood: Presumably you're talking raising capital?

Morton Howard: Well, do you have enough plant now to say double your sales?

Ralph Norwood: Yes.

Morton Howard: Thank you. That's wonderful.

Operator:	Your next question comes from the line of Wolf Scheck.

Wolf Scheck: Hello?

Grant Bennett: Hi, Wolf.

Wolf Scheck: Hello? Hi, guys. How are you doing, Ralph? How are you, Grant? Good quarter.

Grant Bennett: Thank you.

Wolf Scheck: Making nice progress. First, a couple of things about – I didn't get, Ralph, the final release, but what was fourth quarter a year ago in terms of revenues?

Ralph Norwood: Fourth quarter last year was just over $4 million – $4.1 million.

Wolf Scheck: OK. So you feel, Grant, that you're going to become somewhere closer to the $4 million and maintaining the $6 million? Is that something you care to say?

Ralph Norwood: No, we didn't say that. What we said is we're expecting a sequential decline from the $6 million, but we didn't put any number on it other than to say that the major impact on that would be a function of the holiday in Europe.

Wolf Scheck: Right. . So OK, we made some pretty good progress. So we're be coming in closer to $20 or $21 million possibly for the year and profitable. The balance sheet, do you still have loan outstanding?

Ralph Norwood: No, we have…

Wolf Scheck: It looks like – you paid that off?

Ralph Norwood: That has been paid off. We have $600,000 of cash and an uncommitted $2 million line of credit.

Wolf Scheck: OK. So you made some very nice progress in which you're stronger financially. So that's very solid. That's good. Based on the kind of progress that you're making, do you think it's time to get a public relations firm? Do you still have reservations about that, Grant?

Ralph Norwood: Well, Wolf, I'll offer my thoughts and then invite Grant to comment. We hope to see you in New York in January when we visit Sidoti for their Micro-Cap Conference. But that's a step in the right direction and certainly consistent with where you've been suggesting in the past.

In addition, we've had a couple of funds, small funds, visit us since our last call. And the number of calls to me expressing an interest in the Company has increased quite a bit. So we continue to look forward and balance the time we spend making the company bigger and stronger and spending a little more time along the way on the IR side of the business.

Wolf Scheck: Right, right. Well, potential capital formation somewhere down the road, you need a better currency. I know if things continue to come together, you should have – that should be reflected in the market at some point.

Ralph Norwood: We would think.

Wolf Scheck: Right. OK, well, very good. Keep up the good work. Look forward to seeing you in January. And all the best. Thanks very much.

Grant Bennett: Thanks very much.

Operator:	And you have a follow-up question from the line of Morton Howard.

Morton Howard: Yes, I'm an old guy. I've been a broker 60 years. And I've never been in a stock where if the story came true as yours seems to be doing, the stock didn't work. I don't think you need a public relations guy. If you keep earning more money, we'll find you. You're doing a great job. Thanks. Bye.

Ralph Norwood: Thank you, Morton.

Grant Bennett: Thanks very much.

Operator:	And there are no further questions at this time.

Grant Bennett: We thank all of you for joining us. And we always invite you to come visit us if you're in the greater Boston area. We look forward to speaking with you at our next conference call. Thanks again and have a good evening.

Operator:	This concludes today's conference call. You may now disconnect your line.

END